EXHIBIT 99.172

North Valley Bancorp Reports Results for the Quarter
and Nine Months Ended September 30, 2009

November 3, 2009 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $914 million in assets, today reported results for the third quarter and nine months ended September 30, 2009. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported net income for the third quarter ended September 30, 2009 of $684,000, or $0.09 per diluted share, compared to a net loss of $1,419,000, or $0.19 per diluted share, for the same period in 2008. The Company reported a net loss for the nine months ended September 30, 2009 of $6,512,000, or $0.87 per diluted share, compared to a net loss of $2,648,000, or $0.36 per diluted share, for the same period in 2008.

The Company recorded provisions for loan and lease losses of $1,500,000 and $17,500,000 for the third quarter and nine months ended September 30, 2009, respectively, compared to provisions for loan and lease losses of $1,500,000 and $9,100,000 for the third quarter and nine months ended September 30, 2008. The allowance for loan and lease losses at September 30, 2009 was $19,423,000, or 3.09% of total loans, compared to $11,327,000, or 1.63% of total loans at December 31, 2008 and $9,958,000, or 1.43% of total loans at September 30, 2008.

“We are obviously pleased to announce a profitable third quarter despite significant headwinds from a severe and prolonged recession. Our team continues to work through the challenges presented in our construction and development loan portfolio – this loan type represents a significant percentage of all loan losses this year. Additionally, we have reduced expenses significantly in all areas which positions North Valley Bank well for future success,” stated Michael J. Cushman, President and CEO.

At September 30, 2009, total assets were $913,903,000, an increase of $29,727,000, or 3.4%, from $884,176,000 at September 30, 2008. The loan portfolio totaled $629,076,000 at September 30, 2009, a decrease of $67,232,000, or 9.7%, compared to September 30, 2008. The loan to deposit ratio at September 30, 2009 was 78.7% as compared to 92.2% at September 30, 2008, and 91.9% at December 31, 2008. Total deposits grew $43,864,000, or 5.8%, to $798,955,000 at September 30, 2009 compared to $755,131,000 at September 30, 2008. When compared to December 31, 2008, total assets increased $34,352,000 from $879,551,000, driven by an increase in deposits of $44,051,000 from $754,944,000, while loans decreased by $64,346,000 from $693,422,000. Available-for-sale investment securities and Federal funds sold increased $81,855,000 and $30,355,000, respectively, from December 31, 2008 to September 30, 2009 as a result of the increase in deposits and decrease in loans.

At September 30, 2009, the Company’s Total Risk-based Capital was $91,073,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 12.36%; Tier 1 Risk-based Capital ratio – 10.18%; and Tier 1 Leverage ratio – 8.29%. The Bank’s Total Risk-based Capital was $92,357,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 12.53%; Tier 1 Risk-based Capital ratio – 11.26%; and Tier 1 Leverage ratio – 9.18%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $54,462,000 at September 30, 2009, an increase of $34,272,000 from the September 30, 2008 balance of $20,190,000, and an increase of $35,526,000 from the December 31, 2008 balance of $18,936,000. Nonperforming loans as a percentage of total loans were 8.66% at September 30, 2009, compared to 2.90% at September 30, 2008, and 2.73% at December 31, 2008.

Nonperforming assets (nonperforming loans and OREO) totaled $62,387,000 at September 30, 2009, an increase of $36,345,000 from the September 30, 2008 balance of $26,042,000, and an increase of $33,043,000 from the December 31, 2008 balance of $29,344,000. Nonperforming assets as a percentage of total assets were 6.83% at September 30, 2009 compared to 2.95% at September 30, 2008 and 3.34% at December 31, 2008.

The overall level of nonperforming loans increased $10,158,000 to $54,462,000 at September 30, 2009 from $44,304,000 at June 30, 2009. During the third quarter of 2009, the Company added twenty loans totaling $17,776,000 to nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $7,618,000, due primarily to transfers to OREO of four properties totaling $2,878,000, and secondarily to collections received on certain loans and charge-offs recorded.

The Company’s OREO properties increased $1,796,000 to $7,925,000 at September 30, 2009 from $6,129,000 at June 30, 2009. The additions to OREO at September 30, 2009 were partially offset by the disposition of one OREO property during the third quarter of 2009. The Company recorded a loss on the sale of OREO of $23,000.

Gross loan and lease charge-offs for the third quarter of 2009 were $5,290,000 and recoveries totaled $1,094,000 resulting in net charge-offs of $4,196,000 compared to gross loan and lease charge-offs for the third quarter of 2008 of $5,305,000 and recoveries of $86,000 resulting in net charge-offs of $5,219,000. Gross charge-offs for the nine months ended September 30, 2009 were $10,774,000 and recoveries totaled $1,370,000 resulting in net charge-offs of $9,404,000, compared to gross charge-offs for the nine months ended September 30, 2008 of $10,081,000 and recoveries of $184,000 resulting in net charge-offs of $9,897,000.

The increase in nonperforming loans to $54,462,000 at September 30, 2009 was due in large part by the addition of twenty loans in the amount of $17,776,000 as nonaccrual loans during the third quarter of 2009. This addition to nonaccrual loans included one customer relationship with eight loans totaling $9,182,000 located in Sonoma County. All eight loans are secured by real estate and each has a current appraisal and no specific reserve has been established for any of the loans. The second largest customer relationship in this group consists of two loans totaling $2,941,000 and are also located in Sonoma County. These two loans are commercial land loans and have current appraisals and no specific reserve has been established on either of the loans. The third largest customer relationship in this group is a commercial real estate loan in the amount of $1,198,000 for a multi-tenant office building located in Shasta County. This property has a current appraisal and a specific reserve of $703,000 has been established for this loan. The fourth largest customer relationship in this group is a residential acquisition and development loan for $1,160,000 located in Siskiyou County. This property has a current appraisal and a specific reserve of $197,000 has been established for this loan. The fifth largest customer relationship in this group is a commercial land loan for $1,043,000 located in Shasta County. This property has a current appraisal and no specific reserve has been established for this loan. The sixth largest customer relationship in this group is a residential acquisition and development loan for $1,029,000 located in Sonoma County. This property has a current appraisal and no specific reserve has been established for this loan. The remaining six loans in this group that were placed on nonaccrual during the third quarter of 2009 total $1,223,000 and no specific reserves have been established for any of the loans.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,142,000, or 13.0%, for the three months ended September 30, 2009 compared to the same period in 2008. Interest income decreased by $1,848,000, primarily due to both the lower yield on earning assets and the decrease in the average balances of earning assets and secondarily due to foregone interest income of $557,000 related to loans currently on nonaccrual status. Partially offsetting this was a decrease in interest expense of $706,000, or 18.0%, due to a decrease in the rates paid on deposits and a decrease in the average balance of borrowings for the quarter ended September 30, 2009 compared to the same period in 2008. Average loans decreased $72,942,000 in the third quarter of 2009 compared to the third quarter of 2008, and the yield on the loan portfolio decreased 64 basis points to 5.85% for the third quarter of 2009. Overall, average earning assets increased $25,049,000 in the third quarter of 2009 compared to the third quarter of 2008. Average yields on earning assets decreased 109 basis points from the quarter ended September 30, 2008, to 5.20% for the quarter ended September 30, 2009 while the average rate paid on interest-bearing liabilities decreased by 54 basis points to 1.84%. The decrease in both yields earned and rates paid is reflective of the declining interest rate environment as the Federal Reserve has reduced interest rates by 500 basis points since September 2007. The Company’s net interest margin for the quarter ended September 30, 2009 was 3.68%, a decrease of 69 basis points from the margin of 4.37% for the third quarter in 2008 and a decrease of 26 basis points from the 3.94% net interest margin for the quarter ended June 30, 2009. “The $557,000 of foregone interest from the nonperforming loans placed pressure on our net interest margin reducing it by roughly 26 basis points, although we did recognize a decrease of 14 basis points on the average rate paid on interest-bearing liabilities from the second quarter,” commented Kevin R. Watson, Chief Financial Officer. Net interest income decreased $3,322,000 for the nine months ended September 30, 2009 compared to the same period in 2008. Interest income decreased by $6,701,000, primarily due to a decrease in income on loans of $6,878,000 as a result of both the lower yield on average loans and the decrease in the average balance of loans and due to foregone interest income of $1,526,000 related to loans on nonaccrual status during the nine months ended September 30, 2009. Interest expense decreased $3,379,000 due to a decrease in average interest bearing liabilities of $4,757,000 for the nine months ended September 30, 2009 compared to the same period in 2008 and a decrease of 64 basis points on rates paid on interest-bearing liabilities comparing the same periods. The net interest margin for the nine months ended September 30, 2009 decreased 41 basis points to 3.94% from the net interest margin of 4.35% for the nine months ended September 30, 2008.

Noninterest income for the quarter ended September 30, 2009 was $4,142,000 compared to $284,000 for the same period in 2008 representing an increase of $3,858,000. The primary reason for the increase in noninterest income was the Company recognized a gain on sale of investment securities of $655,000 for the quarter ended September 30, 2009 and a loss on impairment of securities of $3,284,000 in 2008. Service charges on deposits decreased $126,000 to $1,724,000 for the third quarter of 2009 compared to $1,850,000 for the third quarter of 2008, while other fees and charges increased by $167,000 to $1,170,000 for the third quarter of 2009 compared to $1,003,000 for the same period in 2008. Noninterest income for the nine months ended September 30, 2009 increased $3,492,000 to $10,744,000 from $7,252,000 for the same period in 2008. Service charges on deposits decreased $568,000 to $4,892,000 for the nine months ended September 30, 2009 compared to $5,460,000 for the same period in 2008, while other fees and charges increased by $266,000 to $3,213,000 for the nine months ended September 30, 2009 compared to $2,947,000 for the same period in 2008.

Noninterest expense decreased $695,000 to $8,999,000 for the third quarter of 2009 from $9,694,000 for the third quarter of 2008. Comparing the third quarter of 2009 to the third quarter of 2008, salaries and employee benefits decreased $788,000 and occupancy and equipment expense decreased $33,000. Other real estate owned expense was $265,000 compared to $24,000 for the same period in 2008. Other expenses decreased $115,000 although FDIC insurance premiums were $479,000, for the third quarter of 2009 compared to $151,000 for the same period in 2008. Noninterest expense for the nine months ended September 30, 2009 was $30,116,000 compared to $29,075,000 for the same period in 2008. For the nine months ended September 30, 2009, salaries and employee benefits decreased $1,460,000 while occupancy and equipment expense increased $30,000. FDIC insurance premiums, including the special assessment, were $1,726,000 for the first nine months of 2009 compared to $263,000 for the first nine months of 2008.

The Company recorded a provision for income taxes for the quarter ended September 30, 2009 of $629,000, resulting in an effective tax rate of 47.9%, compared to a benefit for income taxes of $679,000, or an effective tax benefit rate of 32.4%, for the quarter ended September 30, 2008. The benefit for income taxes for the nine month period ended September 30, 2009 was $6,673,000, resulting in an effective tax benefit rate of 50.6%, compared to $1,266,000, or an effective tax benefit rate of 32.4%, for the same period in 2008.

The Company also announced that the Board of Governors of the Federal Reserve System (“FRB”) recently completed the field work portion of its regularly scheduled examination of the Bank. As a result of the Company’s losses in 2009, primarily due to higher provisions for loan losses because of credit quality deterioration, the Bank expects to enter into a written agreement with the FRB. At this date, the FRB has not delivered a draft agreement. However, the Company anticipates that the Bank will be required to develop a written plan to improve the quality of assets, maintain adequate capital and enhance capital planning, and ensure sustained earnings. The Company presently expects the FRB agreement to be finalized and signed during the fourth quarter of 2009.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,
	2009	2008	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$9,465	$11,686	$(2,221)	-19.0%
Investment securities	1,405	1,055	350	33.2%
Federal funds sold and other	26	3	23	766.7%

Total interest income	10,896	12,744	(1,848)	-14.5%

Interest expense
Interest on deposits	2,712	3,187	(475)	-14.9%
Subordinated debentures	513	581	(68)	-11.7%
Other borrowings	1	164	(163)	-99.4%

Total interest expense	3,226	3,932	(706)	-18.0%

Net interest income	7,670	8,812	(1,142)	-13.0%
Provision for loan and lease losses	1,500	1,500	—	0.0%

Net interest income after provision for loan and lease losses	6,170	7,312	(1,142)	-15.6%

Noninterest income
Service charges on deposit accounts	1,724	1,850	(126)	-6.8%
Other fees and charges	1,170	1,003	167	16.7%
Gain (loss) on sale/impairment of investment securuties	655	(3,284)	3,939	-119.9%
Other	593	715	(122)	-17.1%

Total noninterest income	4,142	284	3,858	1358.5%

Noninterest expenses
Salaries and employee benefits	4,425	5,213	(788)	-15.1%
Occupancy	768	773	(5)	-0.6%
Furniture and equipment	457	485	(28)	-5.8%
Other real estate owned expense	265	24	241	1004.2%
Other	3,084	3,199	(115)	-3.6%

Total noninterest expenses	8,999	9,694	(695)	-7.2%

Income (loss) before provision (benefit) for income taxes	1,313	(2,098)	3,411	-162.6%
Provision (benefit) for income taxes	629	(679)	1,308	-192.6%

Net income (loss)	$684	$(1,419)	$2,103	-148.2%

Common Share Data
Income (loss) per share
Basic	$0.09	$(0.19)	$0.28	-147.4%
Diluted	$0.09	$(0.19)	$0.28	-147.4%

Weighted average shares outstanding	7,495,817	7,490,878
Weighted average shares outstanding - diluted	7,495,817	7,490,878
Book value per share	$9.59	$10.24
Tangible book value	$7.47	$8.09
Shares outstanding	7,495,817	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended September 30,
	2009	2008	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$30,030	$36,908	$(6,878)	-18.6%
Investment securities	3,477	3,340	137	4.1%
Federal funds sold and other	49	9	40	444.4%

Total interest income	33,556	40,257	(6,701)	-16.6%

Interest expense
Interest on deposits	8,286	10,406	(2,120)	-20.4%
Subordinated debentures	1,581	1,754	(173)	-9.9%
Other borrowings	2	1,088	(1,086)	-99.8%

Total interest expense	9,869	13,248	(3,379)	-25.5%

Net interest income	23,687	27,009	(3,322)	-12.3%
Provision for loan and lease losses	17,500	9,100	8,400	92.3%

Net interest income after provision for loan and lease losses	6,187	17,909	(11,722)	-65.5%

Noninterest income
Service charges on deposit accounts	4,892	5,460	(568)	-10.4%
Other fees and charges	3,213	2,947	266	9.0%
Gain (loss) on sale/impairment of investment securuties	655	(3,284)	3,939	-119.9%
Other	1,984	2,129	(145)	-6.8%

Total noninterest income	10,744	7,252	3,492	48.2%

Noninterest expenses
Salaries and employee benefits	14,394	15,854	(1,460)	-9.2%
Occupancy	2,330	2,247	83	3.7%
Furniture and equipment	1,385	1,438	(53)	-3.7%
Other real estate owned expense	1,835	24	1,811	7545.8%
Other	10,172	9,512	660	6.9%

Total noninterest expenses	30,116	29,075	1,041	3.6%

Loss before benefit for income taxes	(13,185)	(3,914)	(9,271)	236.9%
Benefit for income taxes	(6,673)	(1,266)	(5,407)	427.1%

Net loss	$(6,512)	$(2,648)	$(3,864)	145.9%

Common Share Data
Loss per share
Basic	$(0.87)	$(0.36)	$(0.51)	141.7%
Diluted	$(0.87)	$(0.36)	$(0.51)	141.7%

Weighted average shares outstanding	7,495,817	7,448,813
Weighted average shares outstanding - diluted	7,495,817	7,448,813
Book value per share	$9.59	$10.24
Tangible book value	$7.47	$8.09
Shares outstanding	7,495,817	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	September 30, 2009	December 31, 2008	September 30, 2008

Balance Sheet Data
Assets
Cash and due from banks	$19,506	$27,153	$25,961
Federal funds sold	30,355	—	—
Time deposits at other financial institutions	425	—	—
Available-for-sale securities - at fair value	158,200	76,345	83,258
Held-to-maturity securities - at amortized cost	9	21	22

Loans and leases net of deferred loan fees	629,076	693,422	696,308
Allowance for loan and lease losses	(19,423)	(11,327)	(9,958)

Net loans and leases	609,653	682,095	686,350

Premises and equipment, net	10,682	11,418	11,568
Other real estate owned	7,925	10,408	5,852
Goodwill and core deposit intangibles, net	15,916	16,025	16,062
Accrued interest receivable and other assets	61,232	56,086	55,103

Total assets	$913,903	$879,551	$884,176

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$145,475	$161,748	$157,069
Demand, interest bearing	150,136	151,873	163,458
Savings and money market	184,938	157,089	168,173
Time	318,446	284,234	266,431

Total deposits	798,995	754,944	755,131
Other borrowed funds	—	3,516	8,255
Accrued interest payable and other liabilities	11,073	11,872	12,095
Subordinated debentures	31,961	31,961	31,961

Total liabilities	842,029	802,293	807,442
Shareholders’ equity	71,874	77,258	76,734

Total liabilities and shareholders’ equity	$913,903	$879,551	$884,176

Asset Quality
Nonaccrual loans and leases	$54,462	$18,936	$20,136
Loans and leases past due 90 days and accruing interest	—	—	54
Other real estate owned	7,925	10,408	5,852

Total nonperforming assets	$62,387	$29,344	$26,042

Allowance for loan and lease losses to total loans	3.09%	1.63%	1.43%
Allowance for loan and lease losses to NPL’s	35.66%	59.82%	49.32%
Allowance for loan and lease losses to NPA’s	31.13%	38.60%	38.24%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Selected Financial Ratios
Return on average total assets	0.29%	(0.62%)	(0.96%)	(0.38%)
Return on average shareholders’ equity	3.82%	(7.13%)	(11.66%)	(4.33%)
Net interest margin (tax equivalent basis)	3.68%	4.37%	3.94%	4.35%
Efficiency ratio	76.19%	106.57%	87.47%	84.86%

Selected Average Balances
Loans	$641,603	$714,545	$660,025	$734,913
Taxable investments	140,114	77,075	108,625	83,130
Tax-exempt investments	15,812	20,019	15,853	20,248
Federal funds sold and other	39,763	604	29,010	475

Total earning assets	$837,292	$812,243	$813,513	$838,766

Total assets	$925,803	$901,395	$903,577	$926,002

Demand deposits - interest bearing	$153,123	$154,408	$152,646	$155,624
Savings and money market	182,295	177,654	174,086	181,149
Time deposits	327,817	261,105	311,485	252,463
Other borrowings	31,961	61,363	32,412	86,150

Total interest bearing liabilities	$695,196	$654,530	$670,629	$675,386

Demand deposits - noninterest bearing	$145,316	$158,562	$146,537	$157,422

Shareholders’ equity	$71,102	$78,950	$74,655	$81,473

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	September 2009	June 2009	March 2009	December 2008

Interest income	$10,896	$11,241	$11,419	$11,834
Interest expense	3,226	3,332	3,311	3,706

Net interest income	7,670	7,909	8,108	8,128

Provision for loan and lease losses	1,500	9,000	7,000	3,000
Noninterest income	4,142	3,438	2,274	2,900
Noninterest expense	8,999	10,782	9,445	9,583

Income (loss) before provision (benefit) for income taxes	1,313	(8,435)	(6,063)	(1,555)
Provision (benefit) for income taxes	629	(4,346)	(2,956)	(2,409)

Net income (loss)	$684	$(4,089)	$(3,107)	$854

Earnings (loss) per share:
Basic	$0.09	$(0.55)	$(0.41)	$0.11

Diluted	$0.09	$(0.55)	$(0.41)	$0.11